EXHIBIT 99.1

June 8, 2011

FOR IMMEDIATE RELEASE

MEXCO ENERGY CORPORATION ANNOUNCES EXPLORATION AND DEVELOPMENT RESULTS

MIDLAND, TEXAS, June 8, 2011 – Mexco Energy Corporation (AMEX: MXC) today announced the results of further tests of a well in Andrews County, Texas.

Mexco Energy participated as a working interest owner in a well drilled to a depth of approximately 5,000 feet in the Grayburg and San Andres producing intervals in the Fuhrman-Mascho Field of Andrews County, Texas.  Based on a report from the operator, this well is currently producing at a rate of approximately 90 barrels of 28 gravity oil and 130 barrels of water per day.  Mexco’s working interest in this new well is 10.8% (net revenue interest of 7.77%).

The rates at which this will be produced and sold may be substantially different, based on regulatory and engineering considerations as well as performance of the well over longer periods of time.  This property contains an additional 11 potential drill sites in the Grayburg and San Andres formations.

 “This development of these long-lived oil reserves for the Company is expected to continue with drilling of further development wells and re-working or replacement of the other four existing wells on the lease,” said Nicholas C. Taylor, President and CEO of Mexco.

Separately, Mexco announced the drilling by Chesapeake Energy of two additional horizontal wells on acreage in which it owns overriding royalty interests in the Haynesville area of Desoto Parish, Louisiana.  There are five other wells producing on this acreage and 57 remaining potential drill sites.  Other potential producing zones include the Bossier and Cotton Valley which are situated above the Haynesville.

Mexco Energy Corporation, a Colorado corporation, is an independent oil and gas company located in Midland, Texas engaged in the acquisition, exploration and development of oil and gas properties.  For more information on Mexco Energy Corporation, go to www.mexcoenergy.com.

Safe Harbor Language on Forward Looking Statements:
This communication includes forward-looking statements.  We have based these forward-looking statements on our current expectations and assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. The forward-looking statements include statements about anticipated timing for development on the acquired properties.  Management's assumptions and the future performance are subject to a wide range of business risks and uncertainties, and there is no assurance that these projections can or will be met.  Actual events or results may differ materially from the forward-looking statements.  The actual results or developments anticipated may not be realized or, even if substantially realized, they may not have the expected consequences to or effects on our company or our business or operations.  Such statements are not guarantees of future performance and actual results or developments may differ materially from those projected in the forward-looking statements.  We undertake no obligation to update or revise any forward-looking statements. We refer you to the discussion of risk factors in Part I, Item 1A—“Risk Factors” of the Annual Report on Form 10-K filed by Mexco with the SEC on June 29, 2010.  All of the forward-looking statements made in this communication are qualified by these cautionary statements.

Mexco Contact:
Tammy L. McComic, Executive Vice President and Chief Financial Officer,
mexco@sbcglobal.net, (432) 682-1119